                  EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT AND COO RAY N. WALKER

FORT WORTH, TEXAS, April 12, 2018 – RANGE RESOURCES CORPORATION (NYSE:  RRC) today announced that, effective April 13, 2018, after 42 years in the industry Ray Walker will retire from his position as Executive Vice President and Chief Operating Officer.  Dennis Degner, SVP of Operations will continue to oversee operations for both the Marcellus and North Louisiana divisions.

Commenting, Jeff Ventura, Chairman and CEO said, “We appreciate the knowledge and experience Ray brought to the Range team and wish him the best as he starts a new chapter.  We have great confidence in Dennis’ ability to lead Range’s company-wide operational efforts going forward.  Dennis has an outstanding track record in his eight years at Range and under his leadership Marcellus production is now approaching 2 Bcfe per day.”

Mr. Degner has more than 20 years of oil and gas experience having worked in a variety of technical and managerial positions across the United States, including Pennsylvania and Louisiana.  Prior to joining Range, he held positions with EnCana, Sierra Engineering and Halliburton.  Mr. Degner is a graduate of Texas A&M University, member of the Society of Petroleum Engineers and has been published for work on the deployment of new technologies.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

2018-06

SOURCE:   Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

or

Range Media Contact:

Michael Mackin, Director of External Affairs

724-743-6776

mmackin@rangeresources.com

www.rangeresources.com